EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Waste Management, Inc. Elects Bradbury H. Anderson to Board of Directors
FOR MORE INFORMATION
Waste Management
Web site
http://www.wm.com
Analysts
Ed Egl
713.265.1656
eegl@wm.com
Media
Lynn Brown
713.394.5093
lynnbrown@wm.com
HOUSTON — August 15, 2011 — Waste Management, Inc. (NYSE: WM) today announced that Bradbury H. Anderson, formerly Vice Chairman and Chief Executive Officer of Best Buy Co. Inc., was elected to its Board of Directors on Thursday, August 11th.
Mr. Anderson’s career at Best Buy included a broad range of experiences. Mr. Anderson started at Best Buy in 1973, and held various assignments of increasing responsibility before being named Vice President in 1981. He was named President and Chief Operating Officer for Best Buy in 1991. In 2002, Mr. Anderson assumed the responsibility of Vice Chairman and Chief Executive Officer for Best Buy. He retired from his Chief Executive Officer role in June 2009.
“Brad led Best Buy through a highly successful customer segmentation transformation during a time of significant change in the electronics retail business. We believe that his experience in customer focus and segmenting will provide invaluable perspective and guidance to both our Board and our management team. We are pleased to have him as part of our team,” said David P. Steiner, Chief Executive Officer of Waste Management.
Mr. Anderson holds a Bachelor of Science degree from the University of Denver. He was a member of the Best Buy board of directors until his retirement in June 2010, and currently serves on the board of Carlson, a private travel and hospitality company, and General Mills.
The election of Mr. Anderson brings the size of Waste Management’s Board of Directors to nine members, eight of whom are independent.
ABOUT WASTE MANAGEMENT
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.
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